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                                                                      EXHIBIT 99

                                   RISK FACTORS

IT IS LIKELY THAT THE COMPANY WILL NEED TO RAISE ADDITIONAL FUNDS THIS CALENDAR YEAR AND IT MAY NOT BE ABLE TO RAISE THESE FUNDS ON TERMS ACCEPTABLE TO US, OR AT ALL.

     As of June 29, 2002, the Company had $4.2 million of cash and cash equivalents which, barring unforeseen circumstances, the Company anticipates will be sufficient to fund operations through September 30, 2002. In addition the Company has accepted a commitment from the Silicon Valley Bank for a $5 million revolving line of credit and is working with the bank on the documentation and the other conditions to close the loan before the expiration of the commitment. However, there can be no assurance that the Company will close the loan or, if the loan closes, that the Company will be able to raise the $4 million of equity or subordinated debt as specified by December 1, 2002 to continue the loan. Further, if the Company's cash at June 29, 2002 is insufficient to fund operations through September 30, 2002, and the Company does not close the proposed loan with the Silicon Valley Bank or, if the loan is closed the Company is unable to raise the $4 million of equity or subordinated debt by December 1, 2002, the Company will need to consider other options. Some of the options include selling assets or businesses, restructuring the Company so that it is able to operate using only its cash flow or securing some other form of financing. There can be no assurance, however, that the Company would be successful in executing any of these options. If the Company is not successful, it will likely have a material adverse effect on the Company's financial position and results of operations.

    We may also need additional financing if we:

     o need additional cash to fund research and development costs of products currently under development,

     o decide to expand faster than currently planned,

     o develop new or enhanced services or products ahead of schedule,

     o need to respond to competitive pressures, or

     o decide to acquire complementary products, businesses or technologies.

    We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock.

WE HAVE RECENT AND ANTICIPATED OPERATING LOSSES.

     We have recorded net losses for the fiscal years ended September 30, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and for the nine months ended June 29, 2002.
In order to achieve profitability, we must achieve all or some combination of the following:

     o successfully compete in the market for distributed power and power quality products,

     o develop new products for our existing markets,

     o sell these products to existing and new customers,

     o increase gross margins through higher volumes and manufacturing efficiencies,

     o control our operating expenses, and

     o develop and manage our distribution capability.

     If our revenue does not increase significantly or the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future. We cannot assure you that we will accomplish these objectives or be profitable in the future. We expect to continue to incur operating losses at least through fiscal year 2002, and we may never become profitable.


WE EXPECT TO GENERATE A SIGNIFICANT PORTION OF OUR FUTURE REVENUES FROM SALES OF OUR PRODUCTS TO THE DISTRIBUTED POWER AND POWER QUALITY MARKETS, AND NO ASSURANCE CAN BE GIVEN THAT WE WILL REALIZE ANY OF THESE REVENUES.

     On-site distributed power and power quality solutions, such as fuel cells and microturbines, which utilize our products are relatively new methods of producing electricity and have not historically accounted for much revenue in the electricity generation market. We have no experience manufacturing large volumes of our products for mass marketed fuel cell and microturbine systems, and, as a result, we currently generate only limited revenues from these products. Additionally, the existing market for these alternative distributed power products is limited, and there can be no assurance that this market will develop or that our products will be demanded in sufficient quantities to generate our expected revenues. If any of the foregoing were to occur, we would not achieve our anticipated levels of profitability and growth, and we may have to refocus our business on other new or existing product lines.

WE CANNOT ASSURE MARKET ACCEPTANCE OR COMMERCIAL VIABILITY OF OUR DISTRIBUTED POWER AND POWER QUALITY PRODUCTS.

     We intend to continue to expand development of our products for the distributed power generation and power quality markets. However, we cannot assure you that manufacturers of these distributed power solutions will select our products to be incorporated into their solutions. Additionally, we cannot assure you that our customers' products will realize market acceptance, that they will meet the technical demands of their end users or that they will offer cost-effective advantages over existing utilities. Our marketing efforts to date involve development contracts with several customers, identification of specific market segments for power and energy management systems and the continuation of marketing efforts of recently acquired businesses. We cannot know if our commercial marketing efforts will be successful in the future. Furthermore, we cannot assure you that our products, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary. Additionally, we may not be able to develop competitive products, our products may not receive market acceptance, and we may not be able to profitably compete in this market even if market acceptance is achieved. If our products do not gain market acceptance or commercial viability, we will not achieve our anticipated levels of profitability and growth.

WE HAVE NO EXPERIENCE MANUFACTURING PRODUCTS FOR DISTRIBUTED POWER AND POWER QUALITY SYSTEMS ON A COMMERCIAL BASIS.

     To date, we have focused primarily on research and development and have limited experience manufacturing products for distributed power and power quality systems on a large scale commercial basis. We have acquired manufacturing capabilities and are also continuing to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to fully develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our distributed power and power quality products. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

WE MAY NOT BE ABLE TO DEVELOP OR SELL OUR DISTRIBUTED POWER, POWER QUALITY AND OTHER PRODUCTS UNDER DEVELOPMENT.

     We have a number of potential products under development. We face many technological challenges that we must successfully address to complete our development efforts. Our product development involves a high degree of risk and may require significant capital resources to enable us to be a low-cost, high-volume manufacturer of reliable products meeting our customers' needs. Returns to our investors are dependent upon successful development and commercialization of our potential products. For example, the successful development of our distributed power and power quality products will require significant investment in research and development before we can determine whether the development of our technology was successful and whether the resulting products will be commercially viable and accepted by the marketplace. In addition, many proposed products based on our technologies will require significant additional expenditures for research and development. We cannot assure you that any of the products we are developing, or those that we develop in the future, will be technologically feasible or accepted by the marketplace. Also, we cannot assure you that any of our product development will be completed on schedule, or at all and, as a result, you may lose all or part of your investment.

WE ARE HEAVILY DEPENDENT ON CONTRACTS WITH THE U.S. GOVERNMENT, FOR REVENUE TO DEVELOP OUR DISTRIBUTED POWER AND POWER QUALITY PRODUCTS, AND THE LOSS OF ONE OF OUR GOVERNMENT CONTRACTS COULD PRECLUDE US FROM ACHIEVING OUR ANTICIPATED LEVELS OF GROWTH AND REVENUES.

     Our ability to develop and market our products is heavily dependent upon maintaining our U.S. government contract revenue and research grants. Most of our U.S. government contracts are funded incrementally on a year-to-year basis. Approximately 14% of our revenue during fiscal year 2001 was derived from government contracts and subcontracts. Any change in our relationship with the U.S. government or its agencies whether as a result of market, economic, or competitive pressures, including any decision by the U.S. government to alter its commitment to our research and development efforts, could harm our business and financial condition by depriving us of the resources necessary to develop our distributed power and power quality products. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. There can be no assurance that our U.S. government contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on us.

     The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of the payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Adjustments that result from inquiries or audits of our contracts could have a material adverse impact on our financial condition or results of operations. Since our inception, we have not experienced any material adjustments as a result of any inquiries or audits, but there can be no assurance that our contracts will not be subject to material adjustments in the future.

     In the event that any of our government contracts are terminated for cause, it could significantly affect our ability to obtain future government contracts which could seriously harm our ability to develop our technologies and products. In addition, our participation in various government business programs depends upon our continuing eligibility under the regulations of the United States Small Business Administration. Qualification under these regulations is based upon the standard industrial classification of the product or service that is the subject of the program and the level of our revenues and the number of our employees. Although our current awards under government programs such as the Small Business Innovative Research, or SBIR, program and small business procurement set-asides and preferences will not be affected by increases in the level of our revenues or the number of our employees, as we grow, we may lose our ability to participate in these programs in the future. Under these circumstances, although we will still be able to participate in general government contract and cooperative agreement programs, we will lose our ability to benefit in the future from many of the programs in which we have historically participated. During our fiscal years ended September 30, 2000 and 2001, 5.8% and 4.4%, respectively, of our revenues have been obtained under the SBIR program.

A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM CONTRACTS WITH THE U.S. GOVERNMENT AND ITS AGENCIES OR FROM SUBCONTRACTS WITH THE U.S. GOVERNMENT'S PRIME CONTRACTORS, AND A SLOWDOWN IN GOVERNMENT SPENDING MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ANTICIPATED REVENUES.

     Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could significantly impair our ability to achieve this level of revenue going forward. Any reductions or slowdowns in government spending could also severely inhibit our ability to successfully complete the development and commercialization of our products.

THE U.S. GOVERNMENT HAS CERTAIN RIGHTS RELATING TO OUR INTELLECTUAL PROPERTY.

     Many of our patents are the result of retaining ownership of inventions made under U.S. government-funded research and development programs. With respect to any invention made with government assistance, the government has a nonexclusive, nontransferable, irrevocable, paid-up license to use the technology or have the technology employed for or on behalf of the U.S. government throughout the world. Under certain conditions, the U.S. government also has "march-in rights." These rights enable the U.S. government to require us to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to responsible applicants, upon terms that are reasonable under the circumstances. If we refuse, the government can grant the license itself, provided that it determines that such action is necessary because we have not achieved practical application of the invention, or to alleviate health or safety needs, or to meet requirements for public use specified by federal regulations, or because products using such inventions are not being produced substantially in the United States. The exercise of these rights by the government could create potential competitors for us if we later determine to further develop the technologies and utilize the inventions in which the government has exercised these rights.

IF WE ARE UNABLE TO MAINTAIN OUR TECHNOLOGICAL EXPERTISE IN DESIGN AND MANUFACTURING PROCESSES, WE WILL NOT BE ABLE TO SUCCESSFULLY COMPETE.

     We believe that our future success will depend upon our ability to develop and provide distributed power and power quality products that meet the changing needs of our customers. This requires that we successfully anticipate and respond to technological changes in design and manufacturing processes in a cost-effective and timely manner. As a result, we continually evaluate the advantages and feasibility of new product design and manufacturing processes. We cannot, however, assure you that our process development efforts will be successful. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable which would have a significant impact on our ability to generate revenue. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY.

     We currently own 75 U.S. patents which expire between 2007 and 2022. We also have 10 patent applications pending with the U.S. Patent and Trademark Office. As a qualifying small business from our inception to date, we have retained commercial ownership rights to proprietary technology developed under various U.S. government contracts and grants.

     Our patent and trade secret rights are of significant importance to us and to our future prospects. Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology and systems designs relating to our distributed power and power quality products. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and there can be no assurance that we would be successful in enforcing our intellectual property rights. Because we intend to enforce our patents, trademarks and copyrights and protect our trade secrets, we may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. This litigation could result in substantial costs to us and divert efforts by our management and technical personnel. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we operate or sell our products.

WE MAY NOT BE ABLE TO MAINTAIN THE CONFIDENTIALITY OF OUR PROPRIETARY KNOWLEDGE.

     In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements, which all of our employees are required to sign, assigning to us all patent rights and technical or other information developed by the employees during their employment with us. We also rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. Our employees have also agreed not to disclose any trade secrets or confidential information without our prior written consent. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of these agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and information could harm our business, results of operations and financial condition by adversely affecting our ability to compete in our markets.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS.

     We believe that we do not infringe the proprietary rights of others and, to date, no third parties have asserted an infringement claim against us, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

WE HAVE EXCLUSIVELY LICENSED OUR INTELLECTUAL PROPERTY RIGHTS FOR OUR FLYWHEEL TECHNOLOGY FOR STATIONARY, TERRESTRIAL APPLICATIONS TO OUR AFFILIATE, BEACON POWER CORPORATION, WHOM WE NO LONGER CONTROL, AND BEACON POWER'S DECISIONS REGARDING THE USE OR DEVELOPMENT OF THIS INTELLECTUAL PROPERTY MAY NOT BE IN OUR BEST INTEREST.

     In 1997, we granted Beacon Power a perpetual, worldwide, royalty-free, exclusive right and license to our flywheel technology for stationary, terrestrial applications. In the future, we may not agree with strategic decisions made by Beacon Power, including decisions relating to product development, marketing and market focus, and we will be unable to alter any strategic decisions with which we do not agree. There can be no assurance that Beacon Power will pursue market opportunities that complement our products in a timely manner, or at all. As a result, even though we developed the technology used by Beacon Power, we may not be able to address the market demand for stationary, terrestrial flywheel energy storage systems unless we develop or license alternative technology to meet the needs of our customers. There can be no assurance that any alternative technology will be developed or will be available to us under a license on acceptable terms, or at all. In addition, we may not agree with the terms and conditions of any future Beacon Power financings. We anticipate that our economic stake in Beacon Power will continue to be substantially diluted in the future as Beacon Power obtains additional public or private funding to pursue its business plan.

WE CANNOT ASSURE MARKET ACCEPTANCE OR COMMERCIAL VIABILITY OF BEACON POWER'S STATIONARY FLYWHEEL ENERGY STORAGE SYSTEM OR ANY OF ITS OTHER PRODUCTS.

     The existing market for Beacon Power's alternative distributed power products is limited, and there can be no assurance that this market will develop or that Beacon Power's products will realize market acceptance or be demanded in sufficient quantities to generate anticipated revenues. Even if market acceptance is achieved, there can be no assurance that Beacon Power can profitably compete in this market. In addition, Beacon Power's products may not function as anticipated or may not compete effectively with other products produced by their competitors, and we cannot assure you that Beacon Power's products will meet the technical demands of their end-users or that they will offer cost-effective advantages over existing technologies. If any of the foregoing were to occur, Beacon Power would not achieve its anticipated levels of profitability and growth which would diminish the value of our investment in Beacon Power.

     Many proposed products based on technologies owned by or licensed to Beacon Power will require significant additional capital expenditures for research and development. We cannot assure you that any of the products Beacon Power is developing, or those that they develop in the future, will be technologically feasible, suitable for specific commercial applications without design modifications beyond anticipated changes to accommodate different markets or accepted by the marketplace. In addition, we cannot assure you that Beacon Power's product development will be completed on schedule, or at all. If Beacon Power is unable to successfully develop and market, on a commercially viable basis, its flywheel products, the value of our investment in Beacon Power could be significantly diminished.

LOSS OF ANY OF OUR KEY PERSONNEL, AND PARTICULARLY OUR CHIEF EXECUTIVE OFFICER, COULD HURT OUR BUSINESS BECAUSE OF THEIR EXPERIENCE, CONTACTS AND TECHNOLOGICAL EXPERTISE.

     The loss of the services of one or several of our key employees or an inability to attract, train and retain qualified and skilled employees, specifically engineering and sales personnel, could result in the loss of customers or otherwise inhibit our ability to operate and grow our business successfully. In addition, our ability to successfully integrate acquired facilities or businesses depends, in part, on our ability to retain and motivate key management and employees hired by us in connection with these acquisitions. We are particularly dependent upon the services of David B. Eisenhaure, our president, chief executive officer, chairman of the board and founder, as a result of his business and academic relationships, understanding of government contracts and technical expertise. The loss of Mr. Eisenhaure's services would have a material adverse effect on our business and results of operations, including our ability to attract employees and obtain future contract research and development.

WE EXPECT SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES.

     To date, we have faced only limited competition in providing research services, prototype development and custom and limited quantity manufacturing. We expect competition to intensify greatly as commercial applications increase for our products under development. Many of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we do. Some of our competitors and potential competitors are much larger than we are. If these larger competitors decide to focus on the development of distributed power and power quality products, they have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by us. There can be no assurance that we will be successful in this competitive environment.

PRICE INCREASES OF MATERIALS OR COMPONENTS USED BY US COULD ADVERSELY AFFECT THE VOLUME OF OUR SALES.

     We use materials and components obtained from third-party suppliers to manufacture many of our products. We expect this to continue as we increase our manufacturing capabilities and move into high volume production. If prices of materials and components that we use were to increase, we may not be able to afford them or to pass these costs on to our customers. In addition, if we were required to raise the price of our products as a result of increases in the price of materials or components that we use, demand for our products may decrease which would reduce our sales. To date, we have not entered into long-term contracts which fix prices or limit price increases for materials or components during the term of the contract, and we do not expect to do so in the future.

WE ARE DEPENDENT ON THIRD-PARTY SUPPLIERS FOR THE DEVELOPMENT AND SUPPLY OF KEY COMPONENTS FOR OUR PRODUCTS.

     From time to time, shipments can be delayed because of industry-wide or other shortages of necessary materials and components from third-party suppliers. A supplier's failure to develop and supply components in a timely manner, or to supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could impair our ability to manufacture our products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

LONG-TERM CONTRACTS ARE NOT TYPICAL IN OUR BUSINESS, AND REDUCTIONS, CANCELLATIONS OR DELAYS IN CUSTOMER ORDERS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We do not usually obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop non-binding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by our customers would reduce our net sales. There can be no assurance that we will receive the anticipated business that supports these investments. If we are unable to obtain this anticipated business, we may not be able to successfully compete in our markets.

IF WE EXPERIENCE A PERIOD OF SIGNIFICANT GROWTH OR EXPANSION, IT COULD PLACE A SUBSTANTIAL STRAIN ON OUR RESOURCES.

     If we are successful in obtaining rapid market penetration of our products, we will be required to deliver large volumes of quality products or components to our customers and licensees on a timely basis and at reasonable costs to us. We have limited experience in delivering large volumes of our products and have limited capacity to meet wide-scale production requirements. We cannot assure you that our efforts to expand our manufacturing and quality assurance activities will be successful, that we will be able to satisfy large-scale commercial production on a timely and cost-effective basis or that growth will not strain our management, operational and technical resources. We will also be required to continue to improve our operational, management and financial systems and controls to meet anticipated growth. Failure to manage our growth could damage our relationships with our customers and our investors and be extremely costly to try to resolve.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS, AND FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES OR ASSETS MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     A component of our business strategy is to seek the acquisition of businesses, products, assets and technologies that complement or augment our existing businesses, products, assets and technologies. Since 1997, we have expanded our business and capabilities through the acquisition of seven businesses and intellectual property, tooling and other assets from another entity.

     Acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. We cannot assure you that we will be able to successfully identify acquisition candidates or complete future acquisitions. We cannot assure you that we will be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully. The successful combination of companies in a rapidly changing industry such as ours may be more difficult to accomplish than in other industries. Our ability to integrate any newly acquired entities will require us to continue to improve our operational, financial and management information systems and to motivate and effectively manage our employees. If our management is unable to manage growth effectively, the quality of our products, our ability to identify, hire and retain key personnel and our results of operations could be materially and adversely affected. Although successfully completing future acquisitions is an important part of our overall business strategy, any future acquisitions that we make could result in:

     o difficulty in integrating our operations, technologies, systems, products and services with those of the acquired facility,

     o difficulty in operating in foreign countries, in the case of acquisitions that we make outside the United States, and over significant geographical distances,

     o diversion of our capital and our management's attention away from other business issues,

     o an increase in our expenses and our working capital requirements,

     o potential loss of our key employees and customers of facilities or businesses we acquire, and

     o financial risks, such as: potential liabilities of the facilities and businesses we acquire, our need to incur additional indebtedness, and dilution if we issue additional equity securities.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Our business exposes us to potential product liability claims which are inherent in the manufacturing, marketing and sale of our products, and we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end users. We currently maintain a low level of product liability insurance, and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not harm our business or financial condition. In addition, negative publicity in connection with the faulty design or manufacture of our products would adversely affect our ability to market and sell our products.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Because we use hazardous materials in our manufacturing processes, we are required to comply with these environmental laws. In addition, because we generate hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to potential financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if those sites become contaminated and even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation.

BUSINESSES MIGHT NOT ADOPT ALTERNATIVE DISTRIBUTED POWER SOLUTIONS AS A MEANS FOR OBTAINING THEIR ELECTRICITY AND POWER NEEDS.

     On-site distributed power generation solutions which utilize our products provide an alternative means for obtaining electricity and are relatively new methods of obtaining electricity and other forms of power that businesses and consumers may not adopt at levels sufficient to sustain our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices and must be willing to rely less upon traditional means of purchasing electricity, and market participants must be willing to produce products for alternative methods of power distribution. We cannot assure you that businesses, consumers or market participants will choose to utilize or service this on-site distributed power market at levels sufficient to sustain our business. The development of a mass market for our products may be impacted by many factors which are out of our control, including:

     o market acceptance of distributed power generation solutions that incorporate our distributed power and power quality products,

     o the cost competitiveness of distributed power generation solutions that incorporate our distributed power and power quality products,

     o the future costs of natural gas, propane and other fuels used by our customers' products versus future costs of other forms of fuel and/or power,

     o consumer reluctance to try a new product,

     o consumer perceptions regarding the safety of our customers' products,

     o regulatory requirements, and

     o the emergence of newer, more competitive technologies and products.

     If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop these products.

A MASS MARKET FOR HYBRID-ELECTRIC VEHICLES MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THEN WE ANTICIPATE.

     If a mass market fails to develop or develops more slowly than we anticipate for hybrid-electric automobiles, we may be unable to recover the expenditures we will have incurred to develop our products and may be unable to achieve profitability in that portion of our business which could negatively impact our overall profitability. Many factors which are out of our control may have a negative effect on the development of a mass market for our hybrid-electric vehicle components. These factors include:

     o the competitiveness of alternative fuel vehicles,

     o the availability, future costs and safety of hydrogen, natural gas or other potential alternative fuels,

     o consumer reluctance to adopt alternative fuel products,

     o original equipment manufacturer reluctance to replace current technology,

     o consumer perceptions,

     o regulatory requirements, and

     o the emergence of newer, breakthrough technologies and products by our competitors in the alternative fuel vehicle market.

THE DISTRIBUTED POWER GENERATION INDUSTRY MAY BECOME SUBJECT TO FUTURE GOVERNMENT REGULATION WHICH MAY IMPACT OUR ABILITY TO MARKET OUR PRODUCTS.

     We do not believe that our products will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. We do believe that our products will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. This regulation may depend, in part, upon whether an on-site distributed power system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our products. We also do not know the extent to which any existing or new regulations may impact our ability to sell and service our products. Once our customers' products reach the commercialization stage and they begin distributing systems to their target markets, federal, state or local government entities may seek to impose regulations. Any new government regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products and may have a negative impact on our revenue and profitability.

UNCERTAINTIES AND ADVERSE TRENDS AFFECTING THE DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR ANY OF OUR MAJOR CUSTOMERS MAY HARM OUR OPERATING RESULTS.

     The growth of our distributed power generation business depends in large part on the continued deregulation of the electric utility industry. Existing utility companies, which have historically operated without competition, may attempt to deter or delay the deregulation process. In addition, our customers may not be able to compete effectively against existing utility companies in a deregulated market. Changes in federal and state regulation may also have the effect of deterring further investment in research and development of alternative energy sources, including fuel cells and microturbines. Any changes in the deregulation process or procedures, the inability of our customers to compete effectively against existing utility companies or changes in federal or state regulation which deter further investment in alternative energy sources would significantly limit the demand for our products and our ability to generate anticipated levels of revenue.

OUR SHARE PRICE HAS BEEN SUBJECT TO EXTREME PRICE FLUCTUATIONS.

     The markets for equity securities in general, and for those of other companies in our industry, have been volatile, and the market price of our common stock, which is traded on the Nasdaq National Market under the symbol SATC, may be subject to significant fluctuations. This could be in response to operating results, announcements of technological innovations or new products by us, our competitors or our customers, patent or proprietary rights developments and market conditions for distributed energy and high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock. Past fluctuations have coincided with fluctuations of other public companies in the alternative energy sector, market responses to national issues, public release of information regarding the introduction of new products, the award of significant contracts, analyst downgrades of our projected stock price and investment community enthusiasm for the alternative energy sector. There can be no assurance that the trading price of our common stock will remain at or near its current level.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY.

     Our annual and quarterly results may vary significantly depending on various factors, many of which are beyond our control and may not meet the expectations of securities analysts or investors. If this occurs, the price of our stock could decline. Past material quarterly fluctuations have been caused by:

     o variations in the timing and volume of customer orders relative to our manufacturing capacity and staffing levels,

     o the timing of our expenditures in anticipation of future orders,

     o introduction and market acceptance of our customers' new products, and

     o the level of research and development expenses incurred by us which are unreimbursed.

     Future quarterly fluctuations could be caused by these factors and:

     o our effectiveness in managing our manufacturing processes,

     o changes in competitive and economic conditions generally or in our customers' markets,

     o the timing of, and the price we pay for, acquisitions and related integration costs,

     o changes in the cost or availability of components or skilled labor, and

     o general economic conditions.

     Because our operating expenses are based on anticipated revenue levels, our sales cycle for development work is relatively long and a high percentage of our expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.

EXISTING STOCKHOLDERS CAN EXERT CONSIDERABLE CONTROL OVER US.

     Our officers and directors, and their affiliates, beneficially hold over one-quarter of our outstanding shares of common stock, a majority of which is beneficially held by Mr. Eisenhaure, our president, chief executive officer, chairman of the board and founder. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. As a practical matter, Mr. Eisenhaure may have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, including votes concerning director elections, bylaw amendments and possible mergers, corporate control contests and other significant corporate transactions, irrespective of how some of our other stockholders may vote. Accordingly, such concentration of ownership may have the effect of delaying, deterring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock.

WE COULD ISSUE ADDITIONAL COMMON STOCK, WHICH MIGHT DILUTE THE BOOK VALUE OF OUR COMMON STOCK.

     We have authorized 50,000,000 shares of our common stock, of which 16,600,089 shares were issued and outstanding as of June 29, 2002. Our board of directors has the authority, without action or vote of our stockholders, to issue all or part of any authorized but unissued shares. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase our common stock.

THE SALE OF LARGE NUMBERS OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

     In addition, as of June 29, 2002, we have reserved 4,094,973 shares of common stock for issuance upon exercise of stock options and warrants and 875,148 shares for future issuances under our stock plans and 439,508 for future issuances as matching contributions under our 401(k) Plan. As of June 29, 2002, holders of options and warrants to purchase an aggregate of 1,985,524 shares of our common stock may exercise those securities and transfer the underlying common stock at any time subject, in some cases, to Rule 144. In accordance with registration rights that we have granted to various individuals and entities requiring us to register their shares for public resale, we also have resale registration statements in effect registering 4,935,322 shares of our common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY, DETER OR PREVENT THE ACQUISITION OF SATCON, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

     Some provisions of our certificate of incorporation and bylaws may delay, deter or prevent a change in control of SatCon or a change in our management that you as a stockholder may consider favorable. These provisions include:

     o authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt,

     o a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors,

     o prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates, and

     o limitations on who may call special meetings of stockholders.

     In addition, Section 203 of the Delaware General Corporation Law and provisions in some of our stock incentive plans may delay, deter or prevent a change in control of SatCon. Those provisions serve to limit the circumstances in which a premium may be paid for our common stock in proposed transactions, or where a proxy contest for control of our board may be initiated. If a change of control or change in management is delayed, deterred or prevented, the market price of our common stock could suffer.